Exhibits 10.1

SEVERANCE AGREEMENT AND
RELEASE OF ALL CLAIMS

    1.         This Severance Agreement And Release Of All Claims is made and entered into between Michael L. Franks (“Employee”) and O’Sullivan Industries, Inc. (“Company”).

    2.        Employee acknowledges that he has resigned from employment with O’Sullivan and his last day of employment will be December 12, 2005 (“the separation date”). The Company and Employee have discussed what his duties will be between today and the separation date, and Employee agrees that he will continue to fulfill his commitments to the Company in good faith from now until the separation date.

    3.        In recognition of Employee’s past service to the Company and in consideration of Employee’s voluntary resignation from employment, the Company will pay Employee the following:

•	The Company agrees to pay Employee his regular salary from the separation date and for sixteen (16) weeks thereafter, through and including April 3, 2006. Employee understands that the Company will deduct from this gross sum any and all federal and state withholding taxes and other deductions that the Company is required by law to make from normal wage payments to employees.

•	The Company will pay Employee's earned, but unused vacation time earned during Fiscal Year 2006.

•	The Company will continue providing existing medical and dental coverage through the last day of the month following the separation date. Thereafter, Employee may elect medical benefit continuation coverage at his own cost as allowed by federal law (COBRA). Employee will receive information from O’Sullivan’s Human Resources Department regarding COBRA election options and pertinent procedures. In the event Employee becomes eligible for medical insurance coverage from another employer plan, O’Sullivan’s obligations relating to insurance coverage will terminate. Employee agrees, as part of his obligations under this Agreement, to contact O’Sullivan’s Human Resources Department promptly if he becomes eligible for coverage under another plan.

•	Distributions under the O'Sullivan Industries Holdings, Inc. Savings and Profit Sharing Plan will be made in accordance with the terms of the plan. Employee will receive separate documentation and forms regarding options under this Plan. Employee’s stock options, if any, will be governed by the option agreements governing those stock options.

•	O'Sullivan will maintain the following benefits in place for Employee through the separation date: term life insurance; long-term disability insurance; and accidental death and dismemberment insurance. The foregoing listed benefits, and all other benefits, will cease as of the separation date.

•	Except as specified herein, Employee understands that he will be entitled to receive no further compensation from the Company.

•	Employee acknowledges that the above-described severance benefits constitute special payments to which he otherwise would not be entitled absent execution of this Agreement.

    4.        In consideration of the above-described severance payments, Employee hereby releases and forever discharges O’Sullivan and any subsidiaries, affiliates, parents, or other related companies, and all present and former officers, directors, employees, agents, insurers, and representatives, from any and all claims, demands, rights, and causes of action that he has now or in the future may have on account of or in any way connected with employment with or termination from O’Sullivan. This release includes, but is not limited to, a release of any and all rights or claims he may have under Title VII of the Civil Rights Act of 1964, 42 U.S.C.’ 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. ‘621, et seq., the Older Workers Benefit Protection Act, 29 U.S.C. ‘626(f), et seq., [add other statutes only as appropriate, such as the Family And Medical Leave Act, 29 U.S.C. ‘2601, et seq., the Americans With Disabilities Act, 42 U.S.C. ‘12101, et seq.,] any and all tort claims, any and all short term and/or long term disability-related claims, claims for any type of unemployment benefits, or any other federal, state, or local laws or common law relating in any way to the employment relationship. This Agreement specifically encompasses, but is not limited to, all claims Employee may have against Company for any benefits, compensation, expenses, compensatory damages, punitive damages, or any other damages arising out of Employee’s employment with or termination of employment from Company. Employee further agrees that he will not encourage, solicit or assist others to file any types of claims, charges, or lawsuits against the Company, and will not participate in any other claims, charges, or lawsuits against the Company, unless required by law. In the event Employee ever is subpoenaed to appear in any type of proceeding against the Company, he will forward a copy of such subpoena and any related documents to the Company’s Human Resources Department within 24 hours.

    5.        In the event Employee ever acts in disregard of the covenants made in the foregoing paragraph, and files a lawsuit based on any legal claims that the Employee has agreed to release, Employee will pay for all costs incurred by the Company, including all reasonable attorneys’ fees incurred in defending against Employee’s previously-released claims.

    6.        It is agreed by Employee that neither O’Sullivan nor any affiliate, subsidiary, or parent thereof shall be under any obligation to re-employ him. Employee agrees not to seek employment with O’Sullivan or with any affiliate, subsidiary, or parent thereof at any time in the future.

    7.        Company and Employee further agree that the terms and conditions of this Severance Agreement And Release, including the amounts being paid hereunder or any reference to payment of any amounts, shall be disclosed to no person and shall remain confidential and will not be disseminated to any entity not a party to this Agreement. Specifically excepted from this limitation are the following: as to Employee his immediate family, tax advisor, the Internal Revenue Service, and any state taxing authorities; and as to the Company, its attorneys, accountants, directors, and only those employees determined to have a bona fide need to know the information, in the good faith determination of the Company. Company and Employee agree that any representations to persons not specifically excepted herein about the resolution of this matter, other than stating that “the parties have entered into a severance agreement,” is a violation of this confidentiality provision. Employee agrees that he will forfeit any remaining severance payments and will be required to tender back to the Company any severance payments already made if any provision of this Agreement is violated.

    8.        Employee agrees and acknowledges that neither this Agreement nor O’Sullivan’s offer to enter into this Agreement should be construed as an admission by Company that it has acted wrongfully toward Employee in any way. Company expressly denies any liability to Employee for any alleged wrongful acts by the Company or by any of its employees or agents.

    9.        Employee represents, warrants, and agrees that in executing this Agreement, he does so with full knowledge of any and all rights which he may have with respect to O’Sullivan, its present and former officers, directors, employees, agents, insurers and representatives. Employee also represents, warrants, and agrees that he does not rely and has not relied upon any other representations or statements made by O’Sullivan or by any of its officers, agents, employees, or representatives with regard to his rights.

    10.        Employee expressly assumes the risk of any mistake of fact in connection with the matters compromised herein or in regard to facts relating thereto which are now unknown. In this connection, Employee acknowledges and waives any provisions of law or statute which limit in any way the giving of a general release.

    11.        This Agreement shall be governed by and construed in accordance with federal law, or the laws of the state where Employee was employed by O’Sullivan, whichever shall be applicable, and shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their heirs, estates or successors in interest, and any related corporate entities.

    12.        Employee agrees that he will return any property and equipment belonging to O’Sullivan, including but not limited to any files, records, documents, plans, drawings, pictures, spreadsheets, software or other similar items, maintained in any form, whether on paper, electronically, or in any type of computer network system, including any maintained on Employee’s personal computer or network system.

    13.        Employee agrees that during the term of his Employment and for 10 years after the separation date, he will not disclose or communicate to any person, or use for the benefit of himself or other persons or entities, any confidential information of O’Sullivan, including but not limited to information regarding O’Sullivan’s business, affiliates, suppliers, customers, processes, procedures, financial information and business strategies. Employee will never disclose or communicate to any person, or use for the benefit of himself or other persons or entities, any information that is an O’Sullivan trade secret.

    14.        Employee agrees that, as a condition of entering into this Agreement, he will refrain from making any disparaging or critical remarks concerning O’Sullivan or any of the Company’s officers, directors, managers, agents or representatives.

    15.        Employee agrees that at all times he will cooperate in any investigations or inquiries as requested by O’Sullivan, to the degree O’Sullivan or its representatives believe in good faith that Employee may possess information relevant to matters being investigated. This commitment includes Employee’s agreement to cooperate with O’Sullivan and its representatives with respect to any litigation or other proceedings involving the Company in any way.

    16.        The obligations set forth in this Agreement are independent of one another, in that a breach of one provision does not extinguish any duties or rights set forth in other provisions.

    17.        This Agreement contains the entire agreement between the parties relating to the settlement of any claims, demands, rights, and causes of action that might be set forth by Employee and there are no other agreements or understandings between the parties with respect to the subject matter of this Agreement, nor have there been any representations, express or implied, as to the subject matter herein.

    18.        Employee acknowledges that Company has given him twenty-one (21) days from the time he receives this Agreement to consider whether to sign it. Employee also acknowledges that Company has advised him to seek legal counsel. Employee also acknowledges that if he has signed this Agreement before the end of the above-referenced twenty-one (21) day period, it is because he has freely chosen to do so after carefully considering the terms of the Agreement and consulting with legal counsel.

    19.        Employee acknowledges that for a period of seven (7) days following the execution of this Agreement he may revoke the Agreement and that the Agreement will not become effective or enforceable until this revocation period has expired. Revocation may only be effected by delivering a written notice of revocation to:

Nicole Rice
Director, Human Resources
O’Sullivan Industries, Inc.
1900 Gulf Street
Lamar, MO 64759

To be effective, the revocation must be received by Ms. Rice no later than the seventh (7th) day after Employee signs this Agreement. Employee acknowledges that if he revokes this Agreement, it shall not be effective or enforceable, and he shall not be entitled to the consideration stated herein.

    20.        This Agreement may be amended or modified only by written instrument duly executed by each of the parties hereto.

         _________________________ ACKNOWLEDGES THAT HE HAS READ THIS SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS, THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT HE EXECUTES THE SAME AND MAKES THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

        IN WITNESS WHEREOF, the parties have executed this Severance Agreement And Release Of All Claims as of the dates hereinafter appearing:

For Employee:	For Company:

/s/ Michael L. Franks	/s/ Kevin F. McCarthy
Executed on: December 13, 2005	Title: Vice President, Human Resources Executed on: December 12, 2005